Exhibit 12.1

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                        For the Three Months
                                                           Ended March 31,
                                                 -------------------------------
Millions of dollars                                   2005                 2004
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Earnings from continuing operations                  $ 449                $ 267
Provision for income taxes                             247                  180
Minority Interests                                       2                    5
Distributions greater (less) than earnings
   from equity investments                               1                  (10)
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         Earnings subtotal (a)                         699                  442
Fixed charges included in earnings:
   Interest expense                                     33                   41
   Interest portion of rentals (b)                       6                    6
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         Fixed charges subtotal                         39                   47
Earnings from continuing operations
   available before fixed charges                    $ 738                $ 489
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Fixed charges:
   Fixed charges included in earnings                 $ 39                 $ 47
   Capitalized interest                                 15                   16
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         Total fixed charges                          $ 54                 $ 63
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Ratio of earnings from operations
   to fixed charges                                   13.7                  7.8
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(a)  Includes pre-tax impairment of:                     -                    5

     The ratio of earnings, excluding impairment,
     to fixed charges would be:                       13.7                  7.8

(b)  Calculated as one-third of operating
     rental expense.